Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 10, 2014, with respect to the consolidated balance sheets of Vringo Inc. and subsidiaries as of December 31, 2013, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

Jerusalem, Israel

June 26, 2015